As filed with the Securities and Exchange Commission on December 17, 1999

Registration No. 333-90729
--------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                 --------------

                           MEDCARE TECHNOLOGIES, INC.
                           --------------------------
             (Exact name of registrant as specified in its charter)

         DELAWARE                                    87-0429962B
         --------                                    -----------
         (State or other jurisdiction                (IRS Employer
         of incorporation or organization)        Identification Number)

                       1515 West 22nd Street, Suite 1210
                           Oak Brook, Illinois  60523
                                 (630) 472-5300
              (Address, including zip code, and telephone number,
         including area code, registrant's principal executive offices)
                           --------------------------

                          MedCare Technologies, Inc.
                       1515 West 22nd Avenue, Suite 1210
                           Oak Brook, Illinois 60523
                                 (630) 472-5300
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                        Copies of all communications to:

                                Krista A. Endres
                Barack Ferrazzano Kirschbaum Perlman & Nagelberg
                       333 West Wacker Drive, Suite 2700
                            Chicago, Illinois  60606

                                 (312) 984-3114

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS


                           MEDCARE TECHNOLOGIES, INC.
                       1515 West 22ND STREET, SUITE 1210
                           OAK BROOK, ILLINOIS 60523
                                 (630) 472-5300

                                3,026,638 SHARES

                                  COMMON STOCK



     This prospectus relates to the resale by the selling stockholders identified in this prospectus of common stock of Medcare Technologies. The selling stockholders may offer the common stock at the prevailing market prices at the time of the resales or at privately negotiated prices. We will not receive any of the proceeds from the resale of common stock by the selling stockholders.

     For a discussion of how the selling stockholders may sell the common stock covered by this prospectus, see the "PLAN OF DISTRIBUTION" section beginning on page 13 of this prospectus.

     Our common stock is currently listed on the Nasdaq SmallCap Market under the symbol "MCAR." On December 13, 1999, the last reported sale price of the common stock was $1.43 per share.


                           --------------------------

     THERE ARE RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING SHARES IN THIS OFFERING. WE URGE YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                 The date of this prospectus is December 17, 1999.

                               TABLE OF CONTENTS


                                                           Page
                                                           ----
PROSPECTUS SUMMARY......................................... 3
 The Company............................................... 3
 The Offering.............................................. 3
RISK FACTORS............................................... 5
 No Market Studies......................................... 5
 Lack of Operating History................................. 5
 Inability to Obtain Funding............................... 5
 Continued Control by Existing Management.................. 5
 Dividends................................................. 6
 Dependence on Executive Officers.......................... 6
 Other Adverse Effects of Series B
  Preferred Stock and Warrants............................. 6
 Nasdaq Eligibility and Maintenance........................ 7
 Risk of Low Priced Stocks................................. 8
 Adverse Effect of Shares Eligible for
  Future Sale.............................................. 8
 Protection of Proprietary Treatment
  Program.................................................. 8
 Reimbursement and Related Matters......................... 8
 Government Regulation..................................... 9
 Potential Fluctuations in Quarterly Results............... 9
 RxSheets.com.............................................. 9
 Competition...............................................10
THE COMPANY................................................10
USE OF PROCEEDS............................................11
DETERMINATION OF OFFERING PRICE............................11
SELLING STOCKHOLDERS.......................................11
PLAN OF DISTRIBUTION.......................................13
DESCRIPTION OF SECURITIES
 Common Stock..............................................15
 Preferred Stock...........................................15
 Warrants..................................................21
EXPERTS AND LEGAL MATTERS..................................23
INCORPORATION BY REFERENCE.................................23
AVAILABLE INFORMATION......................................24
FORWARD-LOOKING STATEMENTS.................................24
INDEMNIFICATION............................................25


                           --------------------------


          We have not authorized any person to make a statement that differs from what is in this prospectus. If any person makes a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is complete and accurate as of its date, but the information may change after that date.

                               PROSPECTUS SUMMARY

     The items in the following summary are described in more detail later in this prospectus. Therefore, for a complete understanding of this offering, we encourage you to read the more detailed information set forth in this prospectus, our financial statements and the other information that is incorporated by reference in this prospectus. Information that is "incorporated by reference" is information that we disclose to you by referring you to other documents that we have previously filed with the SEC.

THE COMPANY

     We are a Delaware corporation engaged in the business of managing and/or supporting urinary incontinence clinics throughout the United States. Our principal business activity is the development and expansion of the MedCare Program, which is a proprietary product of our company. The MedCare Program consists of software and services which we have developed in order to assist physicians in providing non-pharmaceutical, non-invasive treatment to individuals suffering from urinary incontinence and other pelvic disorders.

     Our executive offices are located at 1515 West 22nd Avenue, Suite 1210, Oak Brook, Illinois 60523. Our telephone number is (630) 472-5300.

THE OFFERING

DESCRIPTION AND AMOUNT OF SECURITIES TO BE OFFERED

     The shares offered by this prospectus consist of 3,026,638 shares of our common stock which we have issued and may continue to issue to certain stockholders upon their conversion of shares of Series B convertible preferred stock and their exercise of warrants to purchase shares of common stock. We issued the Series B preferred stock and the warrants in a private placement on May 18, 1999, pursuant to a securities purchase agreement between us and the selling stockholders. 1,600,000 shares of common stock were previously registered on Form S-3 (file number 333-81219), filed with the Securities and Exchange Commission on June 21, 1999 and declared effective on July 9, 1999. Of the 1,600,000 shares previously registered, 1,589,042 shares have already been sold. Due to a decrease in the market price of the common stock, we are required to register additional shares of common stock. In accordance with Rule 429 of Regulation C of the Securities Act of 1933, we are presenting a combined
prospectus.   For a further description of the terms of the Series B preferred stock and the warrants, see "DESCRIPTION OF SECURITIES."

     We determined the number of shares of common stock disclosed in this prospectus as follows:

     Shares issued as a result of conversion as of
     December 13, 1999                                         1,589,042

     Shares that may be issued as a result of
     conversion of shares of Series B preferred stock
     and warrants outstanding on December 13, 1999             1,437,596
                                                               ---------
     Total                                                     3,026,638
                                                               =========

     Because the conversion of the Series B preferred stock is based on a formula that varies with the market price of our common stock, we may issue more than 3,026,638 shares of common stock. If there is a material increase in the number of shares we may issue, we will increase the number of shares offered by this prospectus by filing a 424(c) supplement to this prospectus.

     Through the registration statement of which this prospectus is a part, we are registering a total of 6,210,000 shares of common stock. We determined this number by doubling the approximate number of shares of common stock that could ultimately be issued upon conversion of the Series B preferred stock and exercise of the warrants. The number of shares that will actually be issued may be more or less than the 6,210,000 shares registered, because the conversion price of the Series B preferred stock varies with the market price of our common stock. Therefore, if the market price of our common stock falls, we will be required to issue more shares of common stock upon conversion of the Series B preferred stock. See "SELLING STOCKHOLDERS."

     This prospectus does not cover the initial issuance of the shares to the selling stockholders upon conversion of the Series B preferred stock and warrants. Rather, this prospectus covers only the resale of the converted shares by the selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders.

DISTRIBUTION OF SECURITIES

     The selling stockholders have not advised us of any specific plans for the distribution of the common stock covered by this prospectus. However, we anticipate that the shares will be sold from time to time, primarily in transactions on the Nasdaq SmallCap Market at the then-current market price. Sales may also be made in negotiated transactions or otherwise. See "PLAN OF DISTRIBUTION."

OFFERING PRICE

     This prospectus relates only to the resale of the shares of common stock that are issued upon conversion of the Series B preferred stock or exercise of the warrants. Therefore, the selling stockholders will determine the offering price on an individual basis.

COMMON STOCK OUTSTANDING

     As of December 13, 1999, we had 9,911,313 shares of common stock outstanding. Because this prospectus relates only to the resale of common stock previously issued to the selling stockholders, this offering will not result in the introduction of any new shares into the marketplace. However, the conversion of the Series B preferred stock and the exercise of the warrants will introduce additional shares of common stock in the market. For the purposes of this prospectus, we have assumed that 3,026,638 shares will enter the market as follows:

     Shares already issued upon conversion of the Series B
      preferred stock                                             1,589,042

     Shares to be issued upon conversion of the remaining
      Series B preferred stock and warrants outstanding on
      December 13, 1999                                           1,437,596
                                                                  ---------

     Total                                                        3,026,638
                                                                  =========

     Because the number of shares issuable upon conversion of the Series B preferred stock is based on a formula that varies with the market price of our common stock, we may ultimately issue more or fewer than the 3,026,638 shares covered by this prospectus.

     In addition, we have other convertible securities, options and warrants outstanding that could bring additional shares of common stock into the marketplace. See "DESCRIPTION OF SECURITIES."

                                  RISK FACTORS


     An investment in our Common Stock is speculative and involves a high degree of risk of loss of part or all of your investment. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our common stock.

NO MARKET STUDIES -- WE MAY NOT BE ABLE TO SUCCESSFULLY MARKET THE MEDCARE PROGRAM, WHICH COULD RESULT IN LOWER THAN EXPECTED REVENUES, NET INCOME AND EARNINGS PER SHARE.

     In formulating our business plan, we have relied on the judgment of our officers, directors and consultants but have not conducted any formal independent market studies concerning the demand for our services. To achieve significant revenues and profitable operations in the future, we must successfully develop and market the MedCare Program. Inability to successfully market the MedCare Program to additional physicians would result in lower than expected revenues, net income and earnings per share of our common stock.

LACK OF OPERATING HISTORY -- BECAUSE OF OUR LIMITED OPERATING HISTORY AND LACK OF PAST PROFITABILITY, YOU MAY LOSE YOUR INVESTMENT IF WE ARE UNABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN.

     Although Medcare was organized in 1986, we did not become active until 1995 and have been continually developing our MedCare Program since that time. As a result, our business is subject to the risks inherent in the establishment of a new business. We have only limited experience in managing the clinics in the MedCare Program and are currently expanding operations, which may or may not provide profits. In addition, the business model for RxSheets.com is evolving and relies substantially upon the sale of products and advertising on the Internet, which is a developing industry in which we have no prior experience. We had no revenues in 1995 or 1996 and $91,802 in 1997. In 1998, we had revenues of $786,586. We have not been profitable, experiencing an accumulated loss of $2,721,918 in 1997, which increased to an accumulated loss of $6,491,871 in 1998. Even if we become profitable in the future, we cannot accurately predict the level of, or our ability to sustain, profitability. Because we have not yet been profitable and cannot predict any level of future profitability, you bear the risk of a complete loss of your investment in the event our business plan is unsuccessful.

INABILITY TO OBTAIN FUNDING -- WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FUNDING WHEN NEEDED, WHICH COULD LIMIT FUTURE EXPANSION AND MARKETING OPPORTUNITIES AND RESULT IN LOWER THAN ANTICIPATED REVENUES.

     We may require additional financing to expand and market the MedCare Program and RxSheets.com. The resale of the common stock offered by the selling stockholders may cause difficulty in our ability to obtain financing. In total, if all of the currently outstanding options, warrants and preferred stock had been exercised or converted into common stock, 14,357,560 shares of common stock would have been outstanding as of December 13, 1999. These exercises and conversions could cause a decrease in the market price of the common stock. If the market price of the common stock declines, some potential financiers may either refuse to offer us any financing or will offer financing at unacceptable rates or unfavorable terms. If we are unable to obtain financing on favorable terms, or at all, this unavailability could prevent us from expanding and marketing the MedCare Program, which could result in lower than anticipated revenues. See "DESCRIPTION OF SECURITIES."

CONTINUED CONTROL BY EXISTING MANAGEMENT -- YOU MAY LACK AN EFFECTIVE VOTE ON CORPORATE MATTERS AND MANAGEMENT MAY BE ABLE TO ACT CONTRARY TO YOUR OBJECTIVES.

     As of December 13, 1999, our officers and board members owned 20% of the 9,911,313 shares of our outstanding common stock and 1,485,000 options to purchase our common stock at prices ranging from $3.00 to $9.00. If the selling stockholders were to convert and sell all of the shares which they are able to obtain as of December 13, 1999, the directors and officers' ownership percentage would be reduced to 18%. If management votes together, it could influence the outcome of corporate actions requiring shareholder approval, including the election of directors, mergers and asset sales. As a result, new stockholders may lack an effective vote with respect to the election of directors and other corporate matters. Therefore, it is possible that management may take actions with respect to its ownership interest which may not be consistent with your objectives or desires.

DIVIDENDS -- WE HAVE NOT PAID AND DO NOT CURRENTLY INTEND TO PAY DIVIDENDS, WHICH MAY LIMIT THE CURRENT RETURN YOU MAY RECEIVE ON YOUR INVESTMENT IN OUR COMMON STOCK.

     Since inception, we have paid no dividends to our stockholders. Future dividends on our common stock, if any, will depend on our future earnings, capital requirements, financial condition and other factors. We currently intend to retain earnings, if any, to increase our net worth and reserves. Therefore, we do not anticipate that any holder of common stock will receive any cash, stock or other dividends on his shares of common stock at any time in the near future. You should not expect or rely on the potential payment of dividends as a source of current income.

DEPENDENCE ON EXECUTIVE OFFICERS -- THE SUCCESS OF OUR BUSINESS PLAN DEPENDS ON ATTRACTING QUALIFIED PERSONNEL, AND FAILURE TO RETAIN THE NECESSARY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

     We are highly dependent on the services of our executive officers, Jeffrey
S. Aronin, Alan P. Jagiello and Gregory Wujek. Except for an employment agreement with our President, Jeffrey Aronin, we do not have any employment agreements with our executive officers. Attracting and retaining qualified personnel is critical to our business plan. Should we be unable to attract and retain the qualified personnel necessary, our ability to implement our business plan successfully would be limited.

OTHER ADVERSE EFFECTS OF SERIES B PREFERRED STOCK AND WARRANTS -- CONVERSIONS OF SERIES B PREFERRED STOCK AND EXERCISE OF WARRANTS MAY CAUSE OTHER DETRIMENTAL EFFECTS.

     Change in Control. If the market price of the common stock declines significantly, we could be required to issue a number of shares of common stock sufficient to result in our current stockholders not having an effective vote in the election of directors and other corporate matters. In the event of a change in control, it is possible that the new majority stockholders may take actions which may not be consistent with the objectives or desires of our current stockholders.

     Issuances at Less than Market Price. We are required to convert the Series B preferred stock based on a formula that varies with the market price of our common stock. This variable formula applies the lesser of (a) the market price of our common stock at the time we issue the Series B preferred stock, which was $7.80 when the outstanding shares of Series B preferred stock were issued, and
(b) the approximate market price of our common stock at the time the holders convert their shares of Series B preferred stock. As a result, if the market price of our common stock increases after we issue the Series B preferred stock, it is possible that, upon conversion of the Series B preferred stock, we will issue shares of common stock at a price that is less than the then-current market price of the common stock.

     In addition, the warrants are exercisable at a fixed price. This fixed price is equal to 125% of the average closing bid prices of our common stock on the five consecutive trading days preceding the applicable vesting date of the warrants. If the market price of our common stock increases above the warrant exercise price, we will be required to issue shares of common stock upon exercise of the warrants at a price that is less than the then-current market price. Issuances at less than market price pose a risk to investors because these issuances may drive down the market price of our common stock.

     Redemption at the Option of the Selling Stockholders. The selling stockholders may elect to redeem their Series B preferred stock at a premium upon the occurrence of the following events:

     . our consolidation, merger or other business combination with another entity;

     .  the sale or transfer of all or substantially all of our assets;

     . a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the outstanding shares of our common stock;

     .  our failure to maintain the effectiveness of a registration statement;

     .  the delisting of our common stock for a period of five consecutive days;
        or

     . our material breach of any representations, warranties or covenants in the securities purchase agreement or any related documents.

     The premium payable to the selling stockholders is equal to 115% of (a) $10,000, plus (b) any stock dividends that have accrued but have not been paid, plus (c) default interest, payable at 15% per year, for dividends that we elected to pay in cash but failed to pay on a timely basis. See "DESCRIPTION OF SECURITIES." If we do not have sufficient funds to pay this premium, we may need to borrow the funds on unfavorable terms, which would divert funds that could be used elsewhere. This would result in slower growth of our company and lower than expected earnings.

NASDAQ ELIGIBILITY AND MAINTENANCE -- IF WE DO NOT MAINTAIN OUR NASDAQ SMALLCAP MARKET LISTING, YOU MAY HAVE DIFFICULTY SELLING YOUR SHARES.

     Our common stock is currently listed on the Nasdaq SmallCap Market. Under the current rules for listing on that market, a company must maintain at least $2,000,000 in net tangible assets, a market capitalization of $35 million or have net income of $500,000. In addition, a company must maintain at least $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. For the reasons discussed below, it is possible that we may be unable to maintain these Nasdaq eligibility requirements. In the event of a delisting, investors would be forced to trade our common stock in the over-the-counter market on an electronic bulletin board established for securities that do not meet the listing requirements or in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock. Following are specific ways in which we may fail to maintain our current listing on the Nasdaq SmallCap Market:

     Ineligibility Resulting from Losses from Operations. If we experience losses from operations, we may be unable to maintain the standards for continued listing and our common stock could be delisted from the Nasdaq SmallCap Market.

     Ineligibility Resulting from Failure to Meet the Bid Price Requirement as a Result of the Issuance and Conversion of the Series B Preferred Stock. Because the conversion price of the Series B preferred stock is linked to the market price of our common stock, the conversion of these securities may result in a decrease in the bid price of our common stock. Specifically, if the market price of our common stock falls, the conversion price will fall as well. As a result, each share of Series B preferred stock will be convertible into more shares of common stock. Further, if the market price falls and the holders convert their shares of Series B preferred stock into large amounts of common stock, the market price may decline further as a result of dilution. In this event, it is possible that the price may decline to such an extent that our minimum bid price will be lower than the required $1.00.

     Ineligibility Resulting from Failure to Meet Initial Inclusion Requirements following a Change in Control. The Nasdaq rules require us to qualify under the initial inclusion standards following a change in control resulting from a merger or consolidation, if there is also a change in either our business or our financial structure. If the conversion price is low enough, and if enough shares are issued to a selling stockholder upon conversion, the conversion of the Series B preferred stock could result in a change in control in a deemed merger or consolidation. In addition, the large increase in the number of shares of common stock outstanding following this conversion could be viewed as a change in financial structure. If these events occur and if we fail to meet Nasdaq's initial inclusion requirements, the common stock could be delisted.

     Ineligibility Resulting from Public Policy Matters. In some cases, Nasdaq may deny listing or apply more stringent listing criteria to particular securities if, in its opinion, this treatment is necessary to protect investors and the public interest. Variable convertible securities, like the Series B preferred stock, may be subject to this strict treatment because of factors like their potential impact on our existing capital structure and their dilutive effect, as well as the other risk factors discussed in this prospectus. Therefore, it is possible that Nasdaq may require us to delist our common stock if it feels that this delisting would be necessary to protect investors.

RISK OF LOW PRICED STOCKS -- IF OUR COMMON STOCK IS CONSIDERED A "PENNY STOCK," TRANSACTIONS IN THE COMMON STOCK WILL BE SUBJECT TO ADDITIONAL REGULATIONS, DECREASING THE LIQUIDITY OF THE COMMON STOCK.

     If the Nasdaq SmallCap Market delists our common stock and the common stock does not fit into any other exclusion from the definition of a "penny stock" under applicable SEC regulations, our common stock would become subject to the penny stock rules that impose additional sales practice requirements on broker-dealers who sell this stock to persons other than established customers and accredited investors, a group that generally is comprised of investors with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase and must have received the purchaser's written consent to the transaction prior to sale, making the common stock more difficult to sell.

ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE -- FUTURE SALES OF LARGE AMOUNTS OF COMMON STOCK COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND OUR ABILITY TO RAISE CAPITAL.

     Future sales of our common stock by existing stockholders pursuant to Rule 144 under the Securities Act, or following the exercise of outstanding preferred stock, options and warrants, including conversion of the Series B preferred stock and exercise of the related warrants, could adversely affect the market price of our common stock. On December 13, 1999, we had 9,911,313 shares of common stock outstanding. If all of the options, warrants and preferred stock, including those not subject to this prospectus, had been exercised or converted, 14,393,160 shares of common stock would have been outstanding as of December 13, 1999. Substantially all of the outstanding shares of our common stock are freely tradable, without restriction or registration under the Securities Act, other than the sales volume restrictions of Rule 144 applicable to shares held beneficially by persons who may be deemed to be affiliates. Our directors and executive officers and their family members are not under lockup letters or other forms of restriction on the sale of their common stock. The issuance of any or all of these additional shares upon exercise of options or warrants or conversion of preferred stock will dilute the voting power of our current stockholders on corporate matters and, as a result, may cause the market price of our common stock to decrease. Further, sales of a large number of shares of common stock in the public market could adversely affect the market price of the common stock and could materially impair our future ability to generate funds through sales of common stock or other equity securities.

PROTECTION OF PROPRIETARY TREATMENT PROGRAM -- OUR ABILITY TO EFFECTIVELY COMPETE DEPENDS ON PROTECTION OF OUR PROPRIETARY TREATMENT PROTOCOL.

     Our ability to compete and expand effectively will depend, in part, on our ability to develop and maintain our proprietary unpatented treatment protocol. We have developed this protocol through our experiences to date in the clinical, billing and marketing areas of incontinence treatment. Others may independently develop the same or a similar program or otherwise obtain access to this protocol from former employees, former MedCare physicians or independent sources such as clinical studies.

     The treatment protocol is currently legally protected from duplication only through our confidentiality and non-compete agreements signed with our employees and customers. We cannot ensure that these agreements will provide meaningful protection for our treatment protocol in the event of their expiration or unauthorized use or disclosure. If our treatment protocol became widely duplicated, larger, better-capitalized companies could instantly compete with us in the incontinence treatment market.

REIMBURSEMENT AND RELATED MATTERS -- MARKET ACCEPTANCE OF THE MEDCARE PROGRAM, WHICH IS CRUCIAL TO OUR SUCCESS AND YOUR INVESTMENT, DEPENDS IN PART ON WHETHER GOVERNMENTS AND THIRD-PARTY INSURERS PROVIDE REIMBURSEMENT.

     Our ability to successfully market the MedCare Program will depend, in part, on whether physicians using our program are reimbursed for the costs of the program by third parties such as government health administration authorities and private health coverage insurers. In the United States and in some foreign countries, third-party reimbursement is currently generally available for our products and services. However, third party reimbursement is currently generally unavailable for patient management products such as diapers, pads and urethral plugs. Governments and other third parties are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement. We cannot ensure that adequate third-party coverage will remain in effect in the future, and if this coverage is not maintained, market acceptance of the MedCare Program could decline.

GOVERNMENT REGULATION -- UNFAVORABLE GOVERNMENTAL REGULATION IN THE FUTURE COULD THREATEN OUR VIABILITY.

     Our business is heavily regulated. In particular, we are currently subject to regulation under the Federal Anti-Kickback Statute and the Federal Self-Referral Statute. In addition, legislators continually enact new legislation relating to the manner in which patients receive treatment. The process of obtaining regulatory approvals can be lengthy and expensive, and the issuance of these approvals is uncertain. Currently, we believe that we are in compliance with all currently existing regulations that apply to us. However, if any new regulations were to be enacted, at either the federal or the state level, we may not be able to obtain the necessary approvals on a timely basis, or at all. Should legislators enact new legislation that is unfavorable to our business, this could, among other things, result in fines, suspensions of regulatory approvals, operating restrictions and criminal prosecution. We cannot predict whether any health care reforms will be enacted, the types of approvals that will be required, or the effect of any enacted reform on our business.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS -- SIGNIFICANT VARIATIONS IN OUR QUARTERLY OPERATING RESULTS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     Our operating results have varied on a quarterly basis during our limited operating history, and we expect to experience significant fluctuations in future quarterly operating results. These fluctuations have been and may in the future be caused by numerous factors, many of which are outside of our control. We believe that period-to-period comparisons of our results of operations will not necessarily be meaningful and that you should not rely upon them as an indication of future performance. Also, it is likely that our operating results could be below the expectations of public market analysts and investors. In this event, the market price of our common stock may be adversely affected.

RXSHEETS.COM -- BECAUSE THE INTERNET IS A NEW AND RAPIDLY EVOLVING MARKET, WE MAY NOT BE ABLE TO CREATE A MARKET FOR RXSHEETS.COM'S SERVICES, AND MAY NEVER OPERATE PROFITABLY.

     In October 1999, we announced the launch of our new web site, RxSheets.com (www.rxsheets.com) which is directed exclusively at the physician and pharmaceutical marketplace. Many pharmaceutical companies offer physicians free samples of their drugs as part of their marketing promotions to physicians. Historically, these marketing promotions have been carried out by direct contact with physicians and direct mail. RxSheets.com offers focused marketing services to pharmaceutical companies through the internet in order to efficiently and effectively manage the sampling of pharmaceutical drugs. Our services to the pharmaceutical industry include advertising, forwarding sample requests from physicians to suppliers, and selling data accumulated from our service. While RxSheets.com is in the developmental stage, we hope to generate revenues from the fees we charge for those services. However, there are several risks related to RxSheets.com that may hinder its ultimate profitability, as discussed below.

     RxSheets.com will operate in a new and rapidly evolving market. RxSheets.com's business may be adversely affected if usage of the Internet or other online services does not continue to grow. The Internet as a marketing medium has not been available for enough time to gauge its effectiveness as compared with traditional media. Therefore, the Internet is an unproven medium for marketing services. As a result, our future operating results will depend substantially upon the increased use of the Internet for information, publication, distribution and commerce and the emergence of the Internet as an effective marketing medium. Our ability to generate significant revenues will also depend on, among other things, the development of a large base of physicians online, our ability to accurately measure our user base and our ability develop or acquire effective marketing systems. Many of our potential customers have only limited experience with the Internet, have not yet devoted a significant portion of their marketing to the Internet, and may not find the Internet to be effective for promoting their products and services compared to traditional methods. The adoption of Internet marketing requires the acceptance of a new way of conducting business and exchanging information. The market for Internet services may not continue to emerge. If the market fails to develop or develops more slowly than expected, our business may be materially and adversely affected. In addition, there is intense competition in the sale of services on the Internet, resulting in a wide range of rates and pricing. This makes it difficult to project future revenues and rates. Because RxSheets.com recently began operations, it is difficult to evaluate our business and prospects. Our revenue and income potential is unproven and our business model is emerging. As a result of these risks, we may not generate significant future revenues from Internet-based services and never achieve favorable operating results or profitability.

     In addition, our success will depend, in part, on our ability to generate a high volume of physician traffic to our website. Therefore, the performance of our website is critical to our reputation and our ability to achieve market acceptance of RxSheets.com. Any system failure that causes interruptions in the availability or that increases response time of our services could reduce user satisfaction and traffic to the website, and if the interruption is lengthy or repeated, would reduce our attractiveness to advertisers and pharmaceutical companies.

     Legislation relating to consumer privacy may affect our ability to collect data. There could be a material adverse impact on our business due to the enactment of legislation or industry regulations arising from public concern over consumer privacy issues. Restrictions could be placed upon the collection and use of information that is currently legally available, in which case our cost of collecting some kinds of data might be increased materially. It is also possible that we could be prohibited from collecting or disseminating data, which could in turn materially adversely affect our ability to meet our clients' requirements.

     Data suppliers might withdraw data from us, leading to our inability to provide products and services. We could suffer a material adverse effect if owners of the data we use were to withdraw the data from us. Data providers could withdraw their data from us if legislation is passed restricting the use of the data. If a substantial number of data providers were to withdraw their data, our ability to provide our services to our clients could be materially adversely impacted which could result in decreased revenues, net income and earnings per share.

     Failure to attract and retain qualified technical personnel could adversely affect our business. Competition for qualified technical and other personnel is intense, and we periodically are required to pay premium wages to attract and retain personnel. There can be no assurance that we will be able to continue to hire and retain sufficient qualified management, technical, sales and other personnel necessary to conduct our operations successfully, particularly if the planned growth continues.

COMPETITION -- IN THE EVOLVING HEALTHCARE FIELD, IF WE DO NOT CONTINUALLY DEVELOP THE MEDCARE PROGRAM, IT COULD BECOME UNCOMPETITIVE OR OBSOLETE.

     Healthcare is a rapidly evolving field in which other companies may have greater financial and research and development resources than we do. We compete directly with a number of small incontinence clinics, offered by doctors, hospitals or therapists, that use a combination of non-invasive alternative treatment options to treat urinary incontinence. We expect that better financed and more sophisticated competition will emerge in the future. In addition, we compete with other alternative treatments to urinary incontinence, including absorbent products and diapers, surgery, indwelling catheters, implanting devices, injectable materials, electrical stimulation, mechanical devices and drugs. Our ability to compete effectively will depend, in part, on our ability to develop and maintain a treatment program that offers therapeutic or cost advantages over competitive offerings. Developments by others could render the MedCare Program uncompetitive or obsolete.

                                  THE COMPANY

     We are a Delaware corporation engaged in the business of managing and/or supporting urinary incontinence clinics throughout the United States. Our principal business activity is the development and expansion of the MedCare Program. The MedCare Program, a proprietary product of our company, is made up of equipment, software and services which we have developed in order to assist physicians in providing non-pharmaceutical, non-invasive treatment to individuals suffering from urinary incontinence and other pelvic disorders.

     We were originally incorporated in Utah in 1986. We changed our domicile to Delaware in 1996 through a migratory merger. In 1995, we acquired the MedCare Program, which we began to offer to doctors in 1996. We launched the MedCare Program nationally in 1998. During 1998, our sole business was the offering of the MedCare Program.

     Doctors in private offices, clinics and hospitals are the main users of the MedCare Program. These physicians use the MedCare Program to support a treatment plan based primarily on behavioral modification techniques and to help their patients activate and strengthen the body's various sensory response mechanisms that maintain bladder and bowel control. Recent technological developments and studies indicate that these behavioral techniques are effective methods in treating urinary incontinence. Our goals are to continue to promote general awareness of incontinence and to show that an effective treatment program is readily available. We believe that our company is the leading source of conservative incontinence treatment support systems in the country. Our continued ability to compete and expand effectively will depend, in part, on our ability to develop and maintain our proprietary unpatented treatment protocol. See "RISK FACTORS--Protection of Proprietary Treatment Program."

     In October 1999, we announced the launch of our new web site, RxSheets.com (www.rxsheets.com), which supersedes our previously planned Physician Virtual Office and is directed exclusively at the physician and pharmaceutical marketplace. Many pharmaceutical companies offer physicians free samples of their drugs as part of their marketing promotions to physicians. RxSheets.com offers a wide array of compelling and focused information and services that will enable physicians and pharmaceutical companies to more efficiently and effectively manage the sampling of pharmaceutical drugs. In addition, we changed the name of our wholly-owned subsidiary from Medcareonline.com to RxSheets.com. As of September 30, 1999, we have not generated any revenues from RxSheets.com.

                                USE OF PROCEEDS

     This prospectus applies only to the resale of previously issued shares of common stock. Therefore, we will not receive any proceeds from the sale of the shares by the selling stockholders.

                        DETERMINATION OF OFFERING PRICE

     Because this prospectus relates only to the resale of previously issued shares of common stock, we did not determine an offering price. The selling stockholders will individually determine the offering price of the shares as they sell them. The sale price to the public may be the market price prevailing at the time of the sale, a price related to the prevailing market price or another price as each selling stockholder determines from time to time.

                              SELLING STOCKHOLDERS

     We will issue the shares to the selling stockholders (1) upon conversion of the Series B preferred stock or (2) upon exercise of the warrants, both of which were issued pursuant to the securities purchase agreement. We are registering the shares in order to permit the selling stockholders to offer these shares for resale from time to time. Except for the ownership of the Series B preferred stock, the warrants and the common stock underlying the Series B preferred stock and warrants, the selling stockholders have not had any material relationship with us within the past three years.

     The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders.

     The second column lists, for each selling stockholder, the number of shares of common stock which would have been issuable to the selling stockholder on December 13, 1999 upon conversion of all of the Series B preferred stock and exercise of the warrants. This number includes shares of common stock that were payable as dividends on the outstanding Series B preferred stock. Our calculations of the number of shares of common stock into which the selling stockholders may convert the Series B preferred stock or exercise the warrants in the second column assumes a conversion price for the Series B preferred stock of $1.43125. Because the conversion of the Series B preferred stock is based on a formula that is dependent upon the market price of our common stock, the numbers listed in the second column may fluctuate from time to time.

     The third column lists each selling stockholder's pro rata portion, based on its ownership of Series B preferred stock, of the 3,026,638 shares of common stock being offered by this prospectus. The number of shares that will actually be issued may be more or less than the 3,026,638 shares we are offering by this prospectus, because the conversion of the Series B preferred stock into common stock is based on a formula that depends upon the market price of our common stock. We determined the number of shares covered by this prospectus based on an estimate of the number of shares that would be issuable at the time of effectiveness of the registration statement relating to this prospectus. 1,600,000 shares of common stock were previously registered on Form S-3 (file number 333-81219), (filed with the SEC on June 21, 1999 and declared effective on July 9, 1999) of which 1,589,042 shares have been sold. Due to a decrease in the market price of the common stock, we are required by the registration rights agreement to register an additional 4,679,562 shares of common stock. In accordance with Rule 429 of Regulation C of the Securities Act of 1933, we are presenting a combined prospectus.

     The fourth column assumes the sale of all of the shares offered by each selling stockholder.

     Under the Certificate of Designations for the Series B preferred stock, no selling stockholder can convert Series B preferred stock to the extent this conversion would cause the selling stockholder's beneficial ownership of our common stock, other than shares deemed beneficially owned through ownership of unconverted shares of the Series B preferred stock or unexercised warrants, to exceed 4.99% of the outstanding shares of our common stock. We obtained the information provided in the table below from the selling stockholders. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."



                                            Shares of Common    Shares of
                                                  Stock        Common Stock     Common
                               Preferred      Beneficially       Offered        Shares
                                 Shares         Owned on       Pursuant to      Owned
                              Owned Prior     December 13,        this          After
            Name              to Offering         1999         Prospectus      Offering
            ----             -------------  ----------------- --------------  ----------
HFTP Investment L.L.C.(1)               88            675,971      1,507,554           0

Leonardo, L.P.(2)                       49            376,120        835,276           0

GAM Arbitrage Investments,
 Inc.(2)                                 7             53,589        114,039           0

AG Super Fund International
 Partners L.P.(2)                        7             53,589        114,039           0

Raphael, L.P.(2)                         9             69,042        151,910           0

Ramius Fund, Ltd.(3)                    18            138,085        303,820           0


     (1) Promethean Investment Group, LLC, a New York limited liability company, serves as investment advisor to HFTP Investment, L.L.C. and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP by reason of shared power to vote and to dispose of the shares beneficially owned by HFTP. Promethean disclaims beneficial ownership of the shares beneficially owned by HFTP. Mr. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean and HFTP. The shares of common stock shown as beneficially owned on December 13, 1999 include 40,000 shares of Common Stock issuable upon exercise of the warrants that were vested as of December 13, 1999. The remaining 35,200 warrants do not vest within 60 days of December 13, 1999.

     (2) Angelo, Gordon & Co., L.P. is a general partner of AG Super Fund International Partners, L.P., Leonardo, L.P. and Raphael, L.P., and is the investment advisor of GAM Arbitrage Investment, Inc. and consequently has voting control and investment discretion over securities held by the entities controlled by Angelo Gordon. The ownership information for each of the Angelo Gordon entities does not include the ownership information for the other Angelo Gordon entities. Angelo Gordon and each of the entities controlled by it disclaim beneficial ownership of the shares held by the other Angelo Gordon entities. Mr. John M. Angelo, the Chief Executive Officer of Angelo Gordon, and Mr. Michael L. Gordon, the Chief Operating Officer of Angelo Gordon, are the sole general partners of A.G. Partners, L.P., the sole general partner of Angelo Gordon. As a result, Mr. Angelo and Mr. Gordon may be considered beneficial owners of any shares deemed to be beneficially owned by Angelo Gordon. The shares of common stock shown as beneficially owned on December 13, 1999 include 32,000 shares of common stock issuable upon exercise of the warrants that were vested as of December 13, 1999. The remaining 28,800 warrants do not vest within 60 days of December 13, 1999.

     (3) AG Ramius Partners, LLC is the investment advisor to Ramius Fund, Ltd., and consequently has voting control and investment discretion over securities held by Ramius Fund. AG Ramius disclaims beneficial ownership of the shares held by Ramius Fund. Mr. John M. Angelo and Mr. Michael Gordon are sole general partners of AG Partners, L.P., the sole general partner of Angelo Gordon (which is the investment managing member of AG Ramius). As a result, Mr. Angelo and Mr. Gordon may be considered beneficial owners of any shares deemed to be beneficially owned by AG Ramius. The shares of common stock shown as beneficially owned on December 13, 1999 include 8,000 shares of common stock issuable upon exercise of the warrants that were vested as of December 13, 1999. The remaining 7,200 warrants do not vest within 60 days of December 13, 1999.

                              PLAN OF DISTRIBUTION

     The selling stockholders, or, subject to applicable law, their pledgees, donees, distributees, transferees or successors in interest, are offering shares of common stock. These shares of common stock are issuable upon conversion of the Series B preferred stock and exercise of warrants that the selling stockholders acquired from us in a private placement transaction.

     This prospectus covers the selling stockholders' resale of up to 3,026,638 shares of common stock that we have issued and may continue to issue to them upon conversion of the Series B preferred stock and exercise of the warrants, as well as any additional shares that may become issuable upon conversion of the Series B preferred stock or exercise of the warrants because of stock splits, stock dividends and other similar transactions. This prospectus does not cover any additional shares of common stock that we may issue to the selling stockholders as a result of fluctuations in the market price of our common stock.

     In connection with our issuance to the selling stockholders of the Series B preferred stock, we provided to them registration rights and have subsequently filed two registration statements on Form S-3 with the SEC. This prospectus forms a part of those registration statements. The registration rights agreement between us and the selling stockholders currently requires us to register a total of 6,210,000 shares of common stock. We determined this number by doubling the approximate number of shares of common stock that could be issued upon conversion of the Series B preferred stock and exercise of warrants.

     Because the conversion of the Series B preferred stock into common stock is based on a formula that depends upon the market price of our common stock, we may issue to the selling stockholders more than the 3,026,638 shares of common stock offered by this prospectus. If there is a material increase in the number of shares that may be issued, based on the conversion and exercise prices, we will increase the number of shares offered by this prospectus by filing a 424(c) supplement to this prospectus.

     We have also agreed to prepare and file any amendments and supplements to the registration statements that may be necessary to keep them effective until this prospectus is no longer required for the selling stockholders to sell their shares of common stock and to indemnify and hold the selling stockholders harmless against liabilities for violations of the Securities Act that arise in connection with the selling stockholders' sale of their shares. We have agreed to pay all reasonable fees and expenses incident to the filing of the registration statement, except that we have agreed to pay the fees and disbursements of legal counsel to the selling stockholders only up to an aggregate of $10,000.

     Each selling stockholder has advised us that it purchased the Series B preferred stock and warrants in the ordinary course of its business and that, at the time it purchased these securities, it was not a party to any agreement to distribute the securities. The selling stockholders may sell the shares of common stock described in this prospectus directly or through underwriters, broker-dealers or agents. The selling stockholders may also transfer, devise or gift their shares through non-sale related transfers. As a result, pledgees, donees, transferees or other successors in interest that receive their shares as a gift, partnership distribution or other non-sale related transfer may offer shares of common stock. In addition, if any shares covered by this prospectus qualify for sale pursuant to Rule 144 under the Securities Act, the selling stockholders may sell their shares under Rule 144 rather than pursuant to this prospectus.

     The selling stockholders may sell shares of common stock from time to time in one or more transactions:

     .    at fixed prices that may be changed,
     .    at market prices prevailing at the time of sale, or
     . at prices related to the prevailing market prices or at negotiated prices.

     The selling stockholders may offer their shares of common stock in one or more of the following transactions:

     . on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq SmallCap Market,
     .    in the over-the-counter market,
     .    in privately negotiated transactions,
     .    through options,
     .    by pledge to secure debts and other obligations,
     .    to cover short sales made pursuant to this prospectus, or
     .    by a combination of the above methods of sale.

     In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling stockholders also may sell shares short and deliver the shares to close out these short positions. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant this prospectus. The selling stockholders also may pledge the shares to a broker, dealer, or financial institution and upon a default, the broker, dealer or financial institution may effect sales of the pledged shares pursuant to this prospectus.

     In order to comply with state securities laws, the selling stockholders may need to offer or sell the shares only through registered or licensed brokers or dealers.

     The SEC may deem the selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to be "underwriters" within the meaning of the Securities Act. The SEC may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commission under the Securities Act.

     Under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Exchange Act, which may limit the timing of purchases and sales of common stock by the selling stockholder or any other person.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     This prospectus relates to the issuance of up to 3,026,638 shares of our common stock upon conversion of the Series B preferred stock and exercise of the related warrants.

     Our authorized capital stock includes 100,000,000 shares of common stock, with a par value of $0.001. As of December 13, 1999, 9,911,313 shares of common stock were outstanding. The common stock currently outstanding is, and the common stock offered pursuant to this registration statement will be when issued, validly issued, fully paid and nonassessable.

     Holders of the common stock are entitled to one vote for each share held by them of record on all matters to be voted on by the stockholders.

     Subject to the preferences that may be applicable to the holders of any outstanding shares of preferred stock, as described below under "DESCRIPTION OF SECURITIES--preferred stock," holders of common stock are entitled to receive, out of legally available funds, dividends as our Board of Directors may declare from time to time. Our decision to declare dividends depends upon a number of factors, including our future earnings, capital requirements and financial condition. We have not declared dividends on our common stock in the past, and we currently anticipate that we will retain future earnings, if any, to increase our net worth and reserves rather than to pay dividends.

     The holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock.

     Upon our liquidation, dissolution or winding up, all assets legally available for distribution to stockholders are distributable ratably among the holders of outstanding common stock, subject to the prior rights of our creditors and the preferential rights of any of our preferred stockholders.

PREFERRED STOCK

     We are authorized to issue up to 1,000,000 shares of preferred stock, with a par value of $0.25 per share. We may issue the preferred stock, without further action by the stockholders, in one or more series. We may fix the rights, preferences, privileges and restrictions granted to or imposed on any wholly unissued shares of undesignated preferred stock, and we may fix the number of shares constituting any series and the designation of the series. The issuance of preferred stock, while providing flexibility in connection with the expansion of our business, possible acquisitions and other corporate purposes, could, among other things, have a detrimental effect on the rights of holders of the common stock.

     Of the 1,000,000 shares of preferred stock authorized, (1) 1,000 shares have been designated as Series A preferred stock, of which no shares were outstanding as of December 13, 1999 and (2) 800 shares have been designated as the Series B preferred stock, of which 389 shares were outstanding as of December 13, 1999. The rights and preferences of each series are discussed further below.

THE SERIES A PREFERRED STOCK

     Pursuant to a Certificate of Designations filed with the State of Delaware on July 7, 1997, 1,000 shares of our authorized preferred stock have been designated as Series A preferred stock, with an 8% annual interest rate.

     The Series A preferred stock ranks senior to all common stock, senior to any series or class of stock so designated in the future, junior to any series or class of stock designated as senior to this stock in the future, and on parity with any series or class of stock so designated in the future, including the Series B preferred stock.

     There are no dividends or dividend rights provided for the Series A preferred stock. The holders of the Series A preferred stock also have no voting rights, but must receive notice of all stockholders' meetings.

     The liquidation ranking of the Series A preferred stock is after any senior securities, prior to any junior securities and on a par with any other preferred stock, including the Series B preferred stock. Upon liquidation, holders of the Series A preferred stock will receive an amount per share equal to the original issue price per outstanding share plus an amount equal to 8% of the original Series A preferred stock issue price per year for the period that has passed since that date in connection with the consummation of the purchase by the holder of shares of the Series A preferred stock. If we do not possess sufficient funds, assets and other holdings to provide for the complete liquidation price, holders of the Series A preferred stock will receive funds based upon the ranking of the stock.

     The Series A preferred stock is described further in our Registration Statement on Form SB-2 (Reg. No. 333-41611).

THE SERIES B PREFERRED STOCK

Designation and Amount

     Pursuant to a Certificate of Designations, Preferences and Rights of Series B Convertible common stock, filed with the State of Delaware on May 17, 1999, 800 shares of our preferred stock have been designated as Series B preferred stock. We issued 400 shares of the Series B preferred stock, along with warrants to purchase common stock, as described below, under the securities purchase agreement. The aggregate purchase price of each share of the Series B preferred stock, along with the related warrants, is $10,000.

     In addition, at any time from May 18, 2000 through June 7, 2000, the selling stockholders will have the right to purchase up to an additional 178 shares of the Series B preferred stock and up to 106,800 additional warrants. During this period, each selling stockholder will be entitled to purchase a number of additional shares of Series B preferred stock equal to the sum of (1) the number of shares of Series B preferred stock held by the stockholder on May 18, 2000 and (2) the number of shares of Series B preferred stock converted by the stockholder before May 18, 2000 at the fixed conversion price described below. The terms of these as-yet issued shares and warrants would be identical to the terms described in this prospectus.

Dividends

     The holders of the Series B preferred stock are entitled to receive a 6% annual dividend, which is cumulative and accrues daily from the date of issuance. The dividend will be payable, at our option, either (1) in shares of common stock upon conversion of the Series B preferred stock or (2) in cash on the first day of each calendar quarter.

Voting Rights

     Holders of the Series B preferred stock are not entitled to any voting rights on any matter submitted to a vote of our stockholders, except as required by law.

Rank

     The Series B preferred stock ranks senior to the common stock, and on parity with the Series A preferred stock, in respect to dividend preferences and payments upon liquidation and dissolution.

Restrictions on Future Issuances

     We have agreed not to issue any additional or other capital stock that is senior to or on parity with the Series B preferred stock without the prior written consent of the holders of at least two-thirds of the Series B preferred stock.

     Under the securities purchase agreement, we have also made the following covenants restricting our right to issue any additional equity securities:

     . Until May 18, 2000, we may not issue any equity securities or securities convertible or exchangeable into equity securities, other than in a variable convertible offering, without the prior approval of at least two-thirds of the holders of the Series B preferred stock, unless we first offer each holder of the Series B preferred stock the option to purchase a stated percentage of the shares to be issued in the future offering. A variable convertible offering is one in which the offered shares have a conversion price based on the trading price of our common stock.

     . Until January 5, 2000, we may not, without prior written approval of at least two-thirds of the holders of the Series B preferred stock, issue any convertible securities in a variable convertible offering unless we offer each holder of the Series B Preferred Stock the option to purchase a stated percentage of these securities.

The above covenants do not apply to the following:

     .    a traditional commercial financing with no equity component;
     . the issuance of stock in connection with business combinations, unless the primary purpose of the transaction is to raise equity capital;
     . the issuance of common stock in a firm commitment, underwritten public offering with net proceeds of at least $15,000,000;
     . the issuance of securities upon the conversion or exercise of options, warrants or other convertible securities outstanding as of May 18, 1999; or
     . the grant of options or warrants, or the issuance of additional securities, under a stock option plan, restricted stock plan or stock purchase plan for the benefit of our employees or directors.

Conversion by Holders

     Subject to the limitations discussed below, holders of the Series B preferred stock may convert their shares into shares of common stock at a variable conversion rate equal to the conversion amount described below divided by the applicable conversion price described below.

     . The "conversion price" of the Series B preferred stock issued on May 18, 1999 is the lesser of the following:

        (a)  the fixed conversion price of $7.80;

        (b) the closing bid price on the day the selling stockholder delivers to us a conversion notice; and

        (c) the average of the ten lowest closing bid prices in the 40 trading days immediately preceding the date the selling stockholder delivers the conversion notice.

     . The "conversion amount" is $10,000, plus any stock dividends that have accrued but have not been paid, plus any default interest, equal to 15% per year, for dividends which we elected to pay in cash but have failed to pay on a timely basis.

     As of December 13, 1999, the lowest number of shares of common stock into which each share of Series B preferred stock could convert was 13,261.

     If any shares of Series B preferred stock are issued to the selling stockholders between May 18, 1999 and July 7, 2000, as described above under "THE SERIES B PREFERRED STOCK--Designation and Amount," the fixed conversion price for those securities would be equal to 125% of the average of the closing bid prices for our common stock during the five consecutive trading days immediately preceding the issuance date.

Limitations on Holders' Right to Convert

     As of the date of this prospectus, the holders may convert all of their shares of the Series B preferred stock. However, no holder may convert any shares of the Series B preferred stock in excess of the number of shares which, upon giving effect to the conversion, would cause the beneficial ownership of the stockholder to exceed 4.99% of the common stock then issued and outstanding, excluding shares of Series B preferred stock which have not been converted and warrants which have not been exercised.

Adjustment of Conversion Price

     We will adjust each of the variable and fixed conversion prices of the Series B preferred stock in the event that we fail to obtain and/or maintain the effectiveness of a registration statement covering the resale of all applicable securities. This could have the effect of increasing the number of shares of common stock issuable upon conversion.

     In the event of a registration statement default, we will reduce the variable conversion price by reducing the conversion rate by a number of percentage points equal to the sum of:

     . 1.25, if a registration statement has not been declared effective by the applicable deadline; plus

    .   the product of:

        (a)  .05 multiplied by

        (b) the total number of days after the deadline that the relevant registration statement has not been declared effective plus the number of days during which the selling stockholders have been unable to sell their shares because of a flaw in a registration statement that the SEC previously declared effective.

The fixed conversion price will be reduced by an amount equal to the product of:

     .  the original fixed conversion price of $7.80, multiplied by

     .  the sum of:

        (a) .0125, if a registration statement has not been declared effective by the applicable deadline; plus

        (b) the product of (1) .0005 multiplied by (2) the total number of days after the deadline that the relevant registration statement has not been declared effective plus the number of days during which the selling stockholders have been unable to sell their shares because of a flaw in a registration statement that the SEC previously declared effective.

     Because the adjustments in the conversion prices depend on the circumstances of the failure to obtain or maintain the effectiveness of the registration statements, we cannot quantify the impact of the potential increase in the number of shares of common stock issuable.

     In addition, the conversion price of the Series B preferred stock is subject to customary anti-dilution provisions which take effect upon the issuance of common stock, options or other convertible securities, the subdivision or combination of outstanding shares of common stock, our recapitalization, merger or other reorganization, or any other similar events. However, we will not make these adjustments unless the adjustment would result in a cumulative increase or decrease of at least 1% in the conversion price.

Maturity and Mandatory Conversion

     The shares of Series B preferred stock issued on May 18, 1999 mature on May 18, 2004. Any shares outstanding as of that date will automatically convert into shares of common stock.

     If any shares of Series B preferred stock are issued to the selling stockholders between May 18, 1999 and July 7, 2000, as described above under "THE SERIES B PREFERRED STOCK--Designation and Amount," the maturity date of those shares would be five years after the issuance date.

Redemption at the Option of Holders

     The holders may redeem any outstanding share of the Series B preferred stock in the event of any of the following major transactions:

     . our consolidation, merger or other business combination with another entity;

     .  the sale or transfer of all or substantially all of our assets; or

     . a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the outstanding shares of common stock.

Any of these transactions must have occurred or have been the subject of a public announcement during the period beginning on May 18, 1999 and ending on May 18, 2000.

     In the event of a major transaction, the redemption price per share will be the greater of the following:

     .  115% of the liquidation amount, as described below; and

     . the product of (a) the applicable conversion rate and (b) the closing bid price on the date of the public announcement of the event.

The liquidation amount is the amount due to the holders of the Series B preferred stock in the event of our liquidation, dissolution or winding up. This amount is equal to:

     .  $10,000; plus

     .  any stock dividends that have accrued but have not been paid; plus

     . any default interest, payable at 15% per year, for dividends which we elected to pay in cash but failed to pay on a timely basis.

     In addition, in the event of the occurrence of one of the triggering events listed below, the holders have the right to require us to redeem all or a portion of their Series B preferred stock. The redemption price per share is the same as the redemption price per share in the event of a major transaction. The triggering events include:

     .  the failure to maintain the effectiveness of the registration statement;

     . the delisting of the common stock for a period of five consecutive days; and

     . our breach of any representations, warranties or covenants in the securities purchase agreement or any related documents.

Conversion at Our Election

     We have the right to require conversion, at the applicable conversion rate, of any or all of the outstanding shares of the Series B preferred stock on any day immediately following an event where the closing bid price of our common stock on each trading day during the 30 consecutive trading day period is at least $15.60. Among the conditions to our ability to convert the shares are the following:

     . a registration statement covering the resale of all of the shares issued and issuable upon conversion of the Series B preferred stock and exercise of the related warrants has been effective for at least 90 days;

     . the common stock has been listed on a national market or exchange for at least the 30 trading days prior to this conversion; and

     . we have, from the date of issuance through the date we deliver the notice of our election to convert, timely delivered the shares of common stock upon conversion of the Series B preferred stock.

Redemption in Lieu of Conversion

     We may elect to redeem shares of Series B preferred stock submitted for conversion, provided that we have given an appropriate notice to the holders of the shares and provided that the conversion price for the shares is less than the market price on the issuance date. The redemption price per share in this case will be equal to the product of the applicable conversion rate and the closing bid price on the conversion date.

     We may only elect to redeem in lieu of conversion if we have given proper notice to the holders of the Series B preferred stock, specifying the maximum number of shares to be redeemed and confirming the time period during which we may redeem the shares. If we fail to redeem the shares in accordance with this provision, we may not submit another notice of our election to redeem in lieu of conversion without the prior written consent of the holders of at least two-thirds of the shares of Series B preferred stock then outstanding.

Redemption at Our Election

     We have the right, from the third anniversary of the effective date of the registration statement for the applicable shares of Series B preferred stock through May 18, 2004, to require the redemption of all outstanding shares of the Series B preferred stock at a redemption price of 115% of the liquidation amount. The conditions to our right to redeem the shares include, among others:

     . a registration statement covering the resale of all of the shares issued or issuable upon conversion of the Series B preferred stock and exercise of the related warrants has been effective for at least 30 trading days;

     . the common stock has been listed on a national market or exchange for at least the 30 trading days prior to the conversion; and

     . we have, from the date of issuance through the date we deliver the notice of our intention to redeem, timely delivered the shares of common stock upon conversion of the Series B preferred stock by the holders of the Series B preferred stock.

Reservation of Shares

     To ensure that the Series B preferred stock and the warrants can at all times be properly converted, while shares of the Series B preferred stock are outstanding, we are required to reserve a number of shares of common stock equal to the sum of

     . at least 200% of the number of shares of common stock for which the Series B preferred stock is convertible; plus

     . at least 100% of the number of shares of common stock for which the warrants may be exercised.

Liquidation, Dissolution or Winding Up

     In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of Series B preferred stock are entitled to receive, out of our assets, a liquidation amount per share equal to the total of:

     .  $10,000; plus

     .  any stock dividends that have accrued but have not been paid; plus

     . any default interest, equal to 15% per year, for dividends which we elected to pay in cash but failed to pay on a timely basis.

Amendment to the Certificate of Designations

     We may not change the Certificate of Designations relating to the Series B preferred stock without the affirmative vote of at least two-thirds of the holders of the outstanding shares of Series B preferred stock.

Restrictions on Transfer

     There will be no more than seven holders of the Series B preferred stock at any one time. Therefore, with one limited exception described below, shares of the Series B preferred stock may not be transferred, except to (1) an existing holder of the Series B preferred stock, or (2) to any transferee who obtains all the shares of the transferor. As an exception to the restriction on transfer, HFTP Investment, L.L.C., one of the initial recipients of the Series B preferred stock, has the right to transfer all or any portion of its shares to one transferee, which must be either (a) one of its affiliates, (b) a holder of the Series B preferred stock, or (c) an affiliate of a holder.

WARRANTS

PREVIOUSLY ISSUED OPTIONS AND WARRANTS

     In connection with the issuance of the Series A preferred stock, we issued warrants for the purchase of our common stock. As of December 13, 1999, warrants to purchase 208,251 shares of common stock were outstanding. In addition, as of December 13, 1999, there were options to purchase 2,436,000 shares of our common stock outstanding, which were issued in connection with our employee stock option plans. These options and warrants are described further in our Registration Statement on Form SB-2 (Reg. No. 333-41611).

WARRANTS ISSUED WITH THE SERIES B PREFERRED STOCK

     Under the securities purchase agreement, along with the Series B preferred stock, we issued warrants to the selling stockholders. The warrants issued on May 18, 2000 in connection with the Series B preferred stock expire on May 18, 2004. Any warrants which we may issue in the future in connection with the Series B preferred stock will expire five years after their issuance.

Vesting Schedule

     The warrants entitle the holders to 200 shares of common stock for (1) each issued share of the Series B preferred stock held on the applicable vesting date and (2) each share of the Series B preferred stock converted prior to the applicable vesting date at the Fixed Conversion Price. The vesting dates of the warrants are:

     .  September 15, 1999

     .  March 13, 2000

     .  September 9, 2000.

Exercise Price

     The exercise price of each warrant is 125% of the average of the closing bid prices of our common stock for the five consecutive trading days immediately preceding the applicable vesting date.

     The exercise price of the warrants is subject to customary anti-dilution adjustments upon the issuance of common stock for a per-share price less than the exercise price in effect immediately prior to issuance, the subdivision or combination of the common stock, our distribution of assets to holders of common stock, and other similar events.

Cashless Exercise Option

     If the common stock to be issued in exchange for the warrants is not properly registered for resale, or if a triggering event has occurred, the warrant holders are entitled to a "cashless exercise" option. This option entitles the warrant holders to elect to receive fewer shares of common stock without paying the cash exercise price. The number of shares to be issued under this option is to be determined by a formula based on the total number of shares to which the warrant holder is entitled, the last reported sale price of the common stock and the applicable exercise price of the warrants.

Covenants

     We made customary covenants with respect to the warrants. These covenants include, among others:

     . the warrants, and any common stock to be issued upon exercise of the warrants, are and will be duly authorized and validly issued;

     . we will reserve at least 100% of the number of shares of common stock issuable upon exercise of the warrants;

     . the common stock issuable upon exercise of the warrants will be listed on each national securities exchange or automated quotation system on which our common stock is then issued; and

     . we will act in good faith in carrying out the provisions of the warrants.

Amendment

     The provisions of the warrants may be amended only after we obtain the written consent of warrant holders representing a majority of the shares of common stock issuable upon exercise of the warrants then outstanding. However, we may not increase the exercise price of the warrants or decrease the amount of common stock issuable upon exercise of any warrant without the written consent of the holder of the warrant.

                           EXPERTS AND LEGAL MATTERS

     Our financial statements for the years ended December 31, 1998 and December 31, 1997, which are incorporated into this prospectus by reference, were audited by Clancy & Co., P.L.L.C., independent auditors, as set forth in their report within the financial statements and incorporated into this prospectus by reference. The financial statements are incorporated into this prospectus by reference in reliance upon the reports given upon the authority of the auditors as experts in accounting and auditing.

     Legal matters will be passed upon by Barack Ferrazzano Kirschbaum Perlman & Nagelberg, 333 W. Wacker Drive, Suite 2700, Chicago, Illinois 60606.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents, which we have filed with the SEC, are incorporated into this prospectus by reference:

     1. Our Annual Report on Form 10-K for the year ended December 31, 1998;

     2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     3. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

     4. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;

     5. Our Current Report on Form 8-K filed on February 9, 1999 regarding the formation of Medcareonline.com, Inc.;

     6. Our Current Report on Form 8-K, as amended, originally filed on May 17, 1999 regarding the change in our certifying accountants;

     7. Our Current Report on Form 8-K, as amended, originally filed June 2, 1999 regarding the issuance of the Series B preferred stock and the warrants;

     8. Our Proxy Statement dated June 4, 1999 regarding our 1999 Annual Meeting of Stockholders; and

     9. All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 1998.

     In addition, all documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing these documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document that also is or is deemed to be incorporated by reference modifies or replaces that statement.

     We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any document incorporated by reference, other than exhibits to documents not specifically incorporated by reference, at no cost, upon the oral or written request of any person. In addition, we will furnish you with a copy of our most recent annual report, at no cost, on oral or written request. You may direct any requests for these documents to us at Medcare Technologies, Inc., 1515 West 22nd Avenue, Suite 1210, Oak Brook, Illinois 60521, (630) 472-5300, Attention: Jeffrey S. Aronin.

                             AVAILABLE INFORMATION

     This prospectus is a part of a Registration Statement on Form S-3 we filed with the SEC under the Securities Act.

     We are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the Public Reference Room of the SEC at:

               Securities and Exchange Commission
               450 Fifth Street, N.W.
               Washington, D.C. 20549

and at the following regional offices of the SEC:

               Midwest Regional Office
               Citicorp Center
               500 West Madison Street
               Suite 1400
               Chicago, Illinois 60661-2511

               Northwest Regional Office
               7 World Trade Center
               Suite 1300
               New York, New York 10048

     Copies of our filings under the Exchange Act can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information. Reports, proxy statements and other information filed with the SEC is also available at the SEC's site on the World Wide Web at http://www.sec.gov.

                           FORWARD-LOOKING STATEMENTS

     We have made statements in this prospectus and the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of the Exchange Act. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of these words and similar expressions are intended to identify forward-looking statements. These statements are based on our current expectations, assumptions and projections about the healthcare industry and are not guarantees of future performance. Therefore, actual events and results are subject to risks, uncertainties and other important factors that could cause our actual performance to differ materially from that expressed or forecasted in the forward-looking statements. These risks, uncertainties and factors include:

     .  the effect of changing economic conditions;

     .  conditions in the overall healthcare market;

     .  the impact of new healthcare legislation;

     .  risks associated with product demand and market acceptance risks;

     .  the impact of competitive products and pricing;

     .  delays in new product development and technological risks; and

     .  other risk factors identified in this prospectus.

                                INDEMNIFICATION

     We have indemnified all of our officers, directors and controlling persons against all liabilities from the sale of securities which might arise under the Securities Act other than as stated under Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to these persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses relating to this registration, other than underwriting discounts and commissions, if any, will be borne by the registrant. The following table shows the amount of these expenses in connection with this registration.

     Item                                                   Amount
     ----                                                   ------
     Securities and Exchange Commission Registration Fee    $1,951
     Estimated Legal Fees and Expenses                         500
     Printing and Engraving Expenses                           500
     Miscellaneous Expenses                                  2,500
                                                            ------

     Total                                                  $5,451
                                                            ======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The officers and directors of the registrant are indemnified as provided under the Delaware General Corporation Law. No additional indemnification has been authorized.

ITEM 16.  EXHIBITS

Exhibit           Description
-------           -----------
3.      Articles of Incorporation and Bylaws
        3a.  Articles of Incorporation and Amendments **
        3b.  Bylaws **
4.      Series B Preferred Stock Agreements*
        4a.  Certificate of Designation*
        4b.  Securities Purchase Agreement*
        4c.  Registration Rights Agreement*
        4d.  Form of Warrant*
        4e.  Escrow Agreement*
5.      Opinion re Legality
        5a.  Opinion of Counsel regarding Registration****
10.     Material Contracts
        10a.  Certificate of Designation*
        10b.  Subscription Agreement*
        10c.  Nine-Month Warrant*
        10d.  Twelve-Month Warrant*
        10e.  Fifteen-Month Warrant*
        10f.  Preferred Warrants*
        10g.  Registration Rights*
        10h.  Instructions to Transfer Agent*
        10i.  Agreement and Amendment*
        10j. Agreement and Amendment for Queensway Financial Holdings Limited* 10k. Three-Month Warrant*
        10l.  Swartz Warrant*
        10m.  Program Management Agreement with Amendment*

        10n. Employment and Stock Agreement, dated as of December 9, 1998 between Medcare Technologies, Inc. and Jeffrey S. Aronin***
        10o. Sublease dated as of December 31, 1997 between Medcare Technologies, Inc. and Delta Dental Association***
        10p.  Stock Option Plan 1995*
        10q.  Stock Option Plan 1996*
        10r.  Stock Option Plan 1997 -- $4.50 options*
        10s.  Stock Option Plan 1997 -- $6.50 options*
        10t.  Stock Option Plan 1998***
        10u.  Stock Option Plan 1999***
16.     Letter from the Former Accountant*
23.     Consent of Experts and Counsel
        23a.  Consent of Independent Auditor
        23b.  Consent of Counsel (included in Exhibit 5a)****
27.     Financial Data Schedule**

*    Incorporated by reference to Form SB-2, File number 333-41611
**   Incorporated by reference to Form 10-KSB for the year ended December 31,
     1997
***  Incorporated by reference to Form 10-KSB for the year ended December 31,
     1998
**** Previously filed with this registration statement


ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of this issue.

     The registrant will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

     For the purposes of determining liability under the Securities Act, the registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     The registrant will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois on December 17, 1999.


                              MEDCARE TECHNOLOGIES, INC.



                              /s/ Jeffrey S. Aronin
                              ---------------------
                              Jeffrey S. Aronin
                              CEO, President and Director (principal executive officer)


                              /s/ Alan Jagiello
                              -----------------
                              Alan Jagiello
                              CFO, Treasurer, Secretary and Director (principal financial and accounting officer)

                               POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey S. Aronin and Alan Jagiello and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on December 17, 1999, by the following persons in the capacities indicated:

          Signatures                                                        Capacity
          ----------                                                        --------

  /s/ Jeffrey S. Aronin                                  President, Chief Executive Officer and Director
------------------------------                           (principal executive officer)
 Jeffrey S. Aronin

  /s/ Alan P. Jagiello                                   Chief Financial Officer, Secretary, Treasurer and
-----------------------------                            Director (principal financial and accounting officer)
 Alan P. Jagiello

  /s/ Gregory Wujek                                      Vice President of Managed Care and Director
-----------------------------
 Gregory Wujek


-----------------------------                            Director
 Dr. Michael M. Blue


-----------------------------                            Director
 Harmel S. Rayat

                                 EXHIBIT INDEX


Exhibit  Description
-------  -----------

3.       Articles of Incorporation and Bylaws
         3a.   Articles of Incorporation and Amendments**
         3b.   Bylaws**
4.       Series B Preferred Stock Agreements*
         4a.   Certificate of Designation*
         4b.   Securities Purchase Agreement*
         4c.   Registration Rights Agreement*
         4d.   Form of Warrant*
         4e.   Escrow Agreement*
5.       Opinion re Legality
         5a.  Opinion of Counsel regarding Registration****
10.      Material Contracts
         10a.  Certificate of Designation*
         10b.  Subscription Agreement*
         10c.  Nine-Month Warrant*
         10d.  Twelve-Month Warrant*
         10e.  Fifteen-Month Warrant*
         10f.  Preferred Warrants*
         10g.  Registration Rights*
         10h.  Instructions to Transfer Agent*
         10i.  Agreement and Amendment*
         10j. Agreement and Amendment for Queensway Financial Holdings Limited* 10k. Three-Month Warrant*
         10l.  Swartz Warrant*
         10m.  Program Management Agreement with Amendment*
         10n.  Employment and Stock Agreement, dated as of December 9, 1998 between Medcare Technologies, Inc. and Jeffrey S. Aronin***
         10o.  Sublease dated as of December 31, 1997 between Medcare
               Technologies, Inc.  and Delta Dental Association***
         10p.  Stock Option Plan 1995*
         10q.  Stock Option Plan 1996*
         10r.  Stock Option Plan 1997 -- $4.50 options*
         10s.  Stock Option Plan 1997 -- $6.50 options*
         10t.  Stock Option Plan 1998***
         10u.  Stock Option Plan 1999***
16.      Letter from the Former Accountant*
23.      Consent of Experts and Counsel
         23a.  Consent of Independent Auditor
         23b.  Consent of Counsel (included in Exhibit 5a)****
27.      Financial Data Schedule**

*    Incorporated by reference to Form SB-2, File number 333-41611
**   Incorporated by reference to Form 10-KSB for the year ended December 31,
     1997
***  Incorporated by reference to Form 10-KSB for the year ended December 31,
     1998
**** Previously filed with this registration statement